Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated July 16, 2021, with respect to the combined financial statements of Egencia included in the Registration Statement (Form S-4) and related Prospectus of Global Business Travel Group, Inc. for the offer to exchange warrants to acquire shares of Class A common stock of Global Business Travel Group, Inc. for shares of class A common stock of Global Business Travel Group, Inc.

/s/ Ernst & Young, LLP

Seattle, Washington

September 9, 2022